PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
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                                                                  For the Three Months Ended         For the Nine Months Ended
Earnings Per Share:                                                     September 30,                      September 30,
-------------------                                                  2004             2003              2004              2003
                                                                 -------------     ------------     -------------     -------------
                                                                             (amounts in thousands, except pershare data)
Net income..................................................      $    97,515      $    89,747      $   258,942       $   250,683

Less: Cumulative Preferred Stock Dividends:
   9.20% Cumulative Preferred Stock, Series B...............                -                -                -            (1,323)
   Adjustable Rate Preferred Stock, Series C................                -                -                -            (1,012)
   9.50% Cumulative Preferred Stock, Series D...............             (705)            (711)          (2,131)           (2,137)
   10.00% Cumulative Preferred Stock, Series E..............           (1,372)          (1,372)          (4,116)           (4,116)
   9.75% Cumulative Preferred Stock, Series F...............           (1,403)          (1,403)          (4,205)           (4,205)
   8.25% Cumulative Preferred Stock, Series K...............                -           (2,372)            (501)           (7,116)
   8.25% Cumulative Preferred Stock, Series L...............                -           (2,372)          (1,818)           (7,116)
   8.75% Cumulative Preferred Stock, Series M...............             (629)          (1,230)          (3,089)           (3,690)
   8.60% Cumulative Preferred Stock, Series Q...............           (3,708)          (3,708)         (11,126)          (11,126)
   8.00% Cumulative Preferred Stock, Series R...............          (10,200)         (10,200)         (30,600)          (30,600)
   7.875% Cumulative Preferred Stock, Series S..............           (2,830)          (2,830)          (8,490)           (8,490)
   7.625% Cumulative Preferred Stock, Series T..............           (2,900)          (2,900)          (8,700)           (8,700)
   7.625% Cumulative Preferred Stock, Series U..............           (2,859)          (2,859)          (8,580)           (8,580)
   7.50% Cumulative Preferred Stock, Series V...............           (3,236)          (3,236)          (9,703)           (9,703)
   6.50% Cumulative Preferred Stock, Series W...............           (2,153)               -           (6,459)                -
   6.45% Cumulative Preferred Stock, Series X...............           (1,935)               -           (5,805)                -
   6.85% Cumulative Preferred Stock, Series Y...............             (685)               -           (2,048)                -
   6.25% Cumulative Preferred Stock, Series Z...............           (1,758)               -           (4,043)                -
   6.125% Cumulative Preferred Stock, Series A..............           (1,761)               -           (3,542)                -
   7.125% Cumulative Preferred Stock, Series B..............           (1,959)               -           (1,959)                -
   6.60% Cumulative Preferred Stock, Series C...............             (378)               -             (378)                -
                                                                 -------------     ------------     -------------     -------------
Total preferred dividends...................................          (40,471)         (35,193)        (117,293)         (107,914)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock (a).......................           (3,072)               -           (6,795)           (3,397)
                                                                 -------------     ------------     -------------     -------------
Total net income allocated to preferred shareholders........       $  (43,543)     $   (35,193)     $  (124,088)      $  (111,311)
                                                                 =============     ============     =============     =============
Total net income allocable to common shareholders...........       $   53,972      $    54,554      $   134,854       $   139,372
                                                                 =============     ============     =============     =============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity
       Stock, Series A......................................       $    5,375      $     5,375      $    16,126       $    16,126
      Net income allocable to shareholders of common stock..           48,597           49,179          118,728           123,246
                                                                 -------------     ------------     -------------     -------------
                                                                   $   53,972      $    54,554      $   134,854       $   139,372
                                                                 =============     ============     =============     =============
Weighted average common shares and equivalents outstanding:
   Basic weighted average common shares outstanding.........          128,085          125,528          127,635           124,740

   Net effect of dilutive stock options and restricted
     stock units - based on treasury stock method using
     average market price...................................              741            1,274              910             1,247
                                                                 -------------     ------------     -------------     -------------
   Diluted weighted average common shares outstanding.......          128,826          126,802          128,545           125,987
                                                                 =============     ============     =============     =============
Basic earnings per common and common equivalent share (a)...       $     0.38      $      0.39      $      0.93       $      0.99
                                                                 =============     ============     =============     =============
Diluted earnings per common and common equivalent share (a).       $     0.38      $      0.39      $      0.92       $      0.98
                                                                 =============     ============     =============     =============

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(a) See Note 2 to the Company's consolidated financial statements regarding "Net
Income per Common Share" and the underlying discussion on Emerging Issues Task Force Topic D-42.

Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share for each of the three and nine months ended September 30, 2004 and 2003

                                   Exhibit 11